EXHIBIT 99.1

Press Release	ITT Corporation 1133 Westchester Ave. White Plains, NY 10604 tel 914 641 2000

Investors:	Media:
Melissa Trombetta	Kathleen Bark
+1 914-641-2030	+1 914-641-2103
melissa.trombetta@itt.com	kathleen.bark@itt.com

ITT elects Geraud Darnis to its Board of Directors

WHITE PLAINS, N.Y., Oct 20, 2015 – ITT Corporation (NYSE: ITT) announced today that it has elected Geraud Darnis to its Board of Directors. Darnis, 55, is President and Chief Executive Officer of UTC Building & Industrial Systems, the world’s largest provider of building technologies, whose systems serve the commercial, governmental and residential property sectors, as well as the industrial, transport refrigeration and food service equipment markets.

Darnis, who recently announced his retirement from United Technologies Corporation (UTC) effective January 2016, has held a number of executive leadership positions during his more than 30-year career with UTC. He served as President and Chief Executive Officer of the Climate, Controls & Security business; President of Carrier Corporation and UTC Power; and President of Carrier’s operations in the Asia-Pacific and Europe, Middle East and Africa regions.

“We are extremely pleased to have Geraud join our Board of Directors,” said ITT Chief Executive Officer and President Denise Ramos. “He has broad experience in strategically aligning businesses and technologies to unlock innovation and accelerate growth. His leadership expertise and deep global insight will bring valuable perspective to our board that will help us continue to grow and deliver long-term value to shareowners.”

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2014 revenues of $2.7 billion. For more information, visit www.itt.com.

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